EXHIBIT 10.1

Amended Summary of Salary and Bonus for

Named Executive Officers*

Named Executive Officer	FY06 Base Salary	First Installment of FY06 Bonus	FY05 Bonus
George Borst	$430,000	$94, 605	$370,000
Tadashi Nagashino	**	$37,246***	$94,423
David Pelliccioni	$328,747	$57,985	$230,000
John Stillo	$337,018	$51,335	$205,000
Thomas Kiel	$249,606	$31, 130	$100,000

*All of the named executive officers are at-will employees without written employment contracts.

**A portion of Mr. Nagashino’s base salary is paid in U.S. Dollars and a portion in Japanese Yen. For this and other reasons, the actual amount of Mr. Nagashino’s base salary for FY06 cannot be determined. However, Mr. Nagashino’s base salary is expected to be between $185,000 and $235,000 for FY06.

***Represents the conversion into U.S. dollars of the amount paid to Mr. Nagashino in Yen, grossed up for federal and state income taxes.

FY06 Bonus

The FY06 bonuses for the named executive officers are payable in two installments. The first installment of the FY06 bonus was paid in either December or January. The total FY06 bonuses (and the amount of the final installment) have not yet been determined. However, it is expected that the total bonus for each of the named executive officers will not exceed 100% of their FY06 base salary.

In addition to the bonus described above, (i) Mr. Pelliccioni was awarded a special bonus of $36,364; and (ii) Mr. Kiel is entitled to receive certain specified payments as described in a Report on Form 8-K dated October 11, 2004.